UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
March 14, 2008
Date of Report (Date of earliest event reported)

PCTEL, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
471 Brighton Drive
Bloomingdale, Illinois 60108
(Address of Principal Executive Offices, including Zip Code)
(630) 372-6800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
     On March 14, 2008, PCTEL, Inc. (“PCTEL”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Bluewave Antenna Systems, Ltd., a privately owned Canadian company (“Bluewave”). Under the Asset Purchase Agreement, PCTEL purchased all of the intellectual property, selected manufacturing fixed assets, and all customer relationships related to Bluewave’s antenna product lines. PCTEL paid cash consideration of $3.9 million and assumed no obligations or liabilities of Bluewave other than its product warranty obligations, which are not expected to be material. Under the terms of the Asset Purchase Agreement, the only liability PCTEL assumes is for product warranty, which has been historically immaterial. The transaction was completed upon execution of the Asset Purchase Agreement.
     The parties also entered into a Transition Services Agreement (“TSA”). The TSA requires Bluewave to supply antenna finished goods and raw material to PCTEL for up to 75 days while PCTEL ramps up its own contract manufacturing and final assembly capacity in its Bloomingdale, Illinois factory.
     PCTEL expects to retain the services of one engineering consultant and one sales and marketing consultant who are currently contracted with Bluewave.
     The foregoing summary of the Asset Purchase Agreement and TSA does not purport to be complete and is qualified by the Asset Purchase Agreement and TSA which are attached as exhibits to this report and are incorporated herein by reference. A copy of the press release issued by PCTEL on March 14, 2008, announcing the Asset Purchase Agreement and TSA, is also attached as an exhibit.
     The acquisition does not meet the “significant subsidiary” threshold as defined in section 210.3-05 of regulation S-X.
Item 9.01 — Exhibits
(d) Exhibits

Exhibit 2.1	Asset Purchase Agreement, dated March 14, 2008, by and between Bluewave Antenna Systems, Ltd., and PCTEL, Inc.

Exhibit 2.2	Transition Services Agreement, dated March 14, 2008, by and between Bluewave Antenna Systems, Ltd., and PCTEL, Inc.

Exhibit 99.1	Press Release of PCTEL, Inc. dated March 14, 2008

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SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 14, 2008

PCTEL, INC.

By:	/s/ John W. Schoen John W. Schoen, Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated March 14, 2008, by and between Bluewave Antenna Systems, Ltd., and PCTEL, Inc.

2.2	Transition Services Agreement, dated March 14, 2008, by and between Bluewave Antenna Systems, Ltd., and PCTEL, Inc.

99.1	Press Release of PCTEL, Inc. dated December 10, 2008

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